EXHIBIT 10(aa)

THE SHERWIN-WILLIAMS COMPANY
2006 EQUITY AND PERFORMANCE INCENTIVE PLAN
(AMENDED AND RESTATED AS OF APRIL 19, 2017)

Restricted Stock Units Award Agreement

Grantee:
Date of Grant:
Date of Vesting:

Target number of Performance-Based EPS RSUs (“Target EPS RSUs”)
Target number of Performance-Based RONAE RSUs (“Target RONAE RSUs”)
Target number of Performance-Based Restricted Stock Units (“Total RSUs”)

1.Grant of Restricted Stock Units. The Compensation and Management Development Committee of the Board of Directors (the “Committee”) of The Sherwin-Williams Company (the “Company”) or its delegate has granted to you (“Grantee”) the Restricted Stock Unit awards (the “RSUs”) set forth above in accordance with the terms of this Restricted Stock Units Award Agreement (this “Agreement”) and the terms of The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) (the “Plan”), the related Prospectus and any Prospectus Supplement, and such other rules and procedures as may be adopted by the Company. The Total RSUs consist of the Target EPS RSUs and Target RONAE RSUs (collectively, the “Target RSUs”), as set forth above, and subject to the terms and conditions set forth herein, in the Plan, and on file with the Committee. Capitalized terms used herein without definition or other identification shall have the meanings assigned to them in the Plan.

2.Vesting of RSUs.

(A)Vesting of Performance-Based EPS RSUs. Subject to Section 3 hereof, provided Grantee is continuously employed with the Company or a Subsidiary from the Date of Grant through the Date of Vesting, inclusive (the “Restriction Period”), in Grantee’s present position or in such other position that, as the Committee may determine, entitles Grantee to retain the rights under this grant (each such position being hereinafter referred to as a “Participating Position”), a percentage ranging from 0% to 200% of the Target EPS RSUs shall become nonforfeitable (“Vested,” “Vested RSUs” or similar terms) in accordance with the relative level of achievement of the Management Objective set forth below (the “Vesting Percentage”) and shall be settled in accordance with the terms of Section 4 hereof. The determination of the Vesting Percentage shall be made after such time as the Committee has obtained the information, made the decisions, and completed the calculations necessary to make such determination. The Vesting Percentage is based upon the Company’s Earnings Per Share (“Cumulative EPS”) during the three-year period ending on December 31 of the most recently completed fiscal year prior to the Date of Vesting (the “Measurement Period”), as determined in accordance with the following table:

Cumulative EPS	Vesting Percentage
Equal to or greater than	200%
175%
150%
125%
100%
88%
75%
63%
50%
38%
25%
Less than	0%

When the Cumulative EPS results during the Measurement Period fall between the table values, straight-line mathematical interpolation will be used to determine the Vesting Percentage calculated to the nearest hundredth of a percentage. The manner in which the Committee will determine Cumulative EPS during the Measurement Period is set forth on Exhibit A attached hereto, subject to terms set by and on file with the Committee.
(B)Vesting of Performance-Based RONAE RSUs. Subject to Section 3 hereof, provided Grantee is continuously employed with the Company or a Subsidiary during the Restriction Period, in Grantee’s Participating Position, a percentage ranging from 0% to 200% of the Target RONAE RSUs shall become Vested in accordance with the Vesting Percentage (as set forth below) and shall be settled in accordance with the terms of Section 4 hereof. The determination of the Vesting Percentage shall be made after such time as the Committee has obtained the information, made the decisions, and completed the calculations necessary to make such determination. The Vesting Percentage is based upon the Company’s Return On Net Assets Employed (“Average Annual RONAE”) during the Measurement Period, as determined in accordance with the following table:

Average Annual RONAE	Vesting Percentage
Equal to or greater than	200%
175%
150%
125%
100%
88%
75%
63%
50%
38%
25%
Less than	0%

When the Average Annual RONAE results during the Measurement Period fall between the table values, straight-line mathematical interpolation will be used to determine the Vesting Percentage calculated to the nearest hundredth of a percentage. The manner in which the Committee will determine Average Annual RONAE during the Measurement Period is set forth on Exhibit B attached hereto, subject to terms set by and on file with the Committee.

3.Termination of Rights to Total RSUs; Acceleration of Vesting. Notwithstanding anything herein to the contrary:

(A)On the date Grantee ceases to be continuously employed in any Participating Position(s) at any time during the Restriction Period, the Total RSUs shall be forfeited and Grantee shall forfeit and lose all rights to the Total RSUs that are not Vested as of such date, except as otherwise provided below or as otherwise provided in an agreement between the Grantee and the Company or a plan in which the Grantee is a participant:

(i)In the event of the death of Grantee during the Restriction Period, the greater of (I) 100% of the Target RSUs or (II) the Vesting Percentage of the Target RSUs based on the actual Cumulative EPS and Average Annual RONAE measured as of the end of the last completed fiscal quarter preceding the date of Grantee’s death and the projected forecast of Cumulative EPS and Average Annual RONAE over the remaining Restriction Period, shall immediately be Vested.

(ii)In the event Grantee becomes Disabled, the greater of (I) 100% of the Target RSUs or (II) the Vesting Percentage of the Target RSUs based on the actual Cumulative EPS and Average Annual RONAE measured as of the end of the last completed fiscal quarter preceding the date on which Grantee becomes Disabled and the projected forecast of Cumulative EPS and Average Annual RONAE over the remaining Restriction Period, shall immediately be Vested.

(iii)In the event Grantee’s employment terminates as a result of “Retirement,” all rights of Grantee under this grant with respect to the Target RSUs shall continue as if Grantee had continued employment in a Participating Position, and the Vesting Percentage of the Target RSUs will be determined as if Grantee had remained employed in a Participating Position throughout the Restriction Period; provided, however, that Grantee must provide the Company with written notice of Grantee’s Retirement at least 180 days prior to the anticipated date of Retirement in order to be eligible for continued vesting under this Section 3(A)(iii) (the “Notice Deadline”) (if such written notice is not received by the Company on or before the Notice Deadline, any award granted to you under the Plan during the 180-day period prior to the date of your cessation of employment with the Company or a Subsidiary shall be immediately cancelled and forfeited (unless the reason for such failure is due to the Grantee becoming “Disabled”)). “Retirement” shall be defined as your voluntary cessation of employment with the Company or any Subsidiary after: (x) the attainment of age 65; (y) the attainment of age 55-59 with at least twenty (20) years of service with the Company or a Subsidiary; or (z) the attainment of age 60 or older and the Grantee’s combination of age and service with the Company or any Subsidiary equals at least 75. Notwithstanding the foregoing, if Grantee participates in the Company’s Key Employee Separation Plan (the “KESP”), experiences a “covered termination” (as defined in the KESP), and meets the age and/or service requirements for a qualifying “Retirement” under this Section 3(A)(iii), the Grantee shall continue to vest as provided herein and Section 4.2 of the KESP without regard to the Notice Deadline requirement.

(iv)Notwithstanding Section 2 above, in the event of a Change of Control, the Total RSUs shall Vest on fulfillment of the conditions specified in Section 12 of the Plan, and, for clarification in this regard, the phrase “as if 100% of the Management Objectives have been achieved” contained in Section 12 of the Plan, as applied to this Agreement, means as if all Management Objectives have been achieved (i.e., achievement at or above the maximum target levels set forth in this Agreement).

(B)With respect to a Grantee that is a corporate officer and operating management, in the event Grantee is transferred from a Participating Position, the Committee shall have the right to cancel Grantee’s rights hereunder, continue Grantee’s rights hereunder in full, or prorate the number of Total RSUs evidenced hereby for the portion of the Restriction Period completed as of the date of such transfer or as the Committee may otherwise deem appropriate. In the event Grantee’s rights hereunder continue in full or the number of Total RSUs is prorated, the other requirements for Vesting will continue to apply, including that Grantee remain continuously employed by the Company or a Subsidiary through the Date of Vesting, subject to earlier Vesting pursuant to Section 3(A). Any such Award will be settled in accordance with Section 4.

(C)In the event that Grantee knowingly or willfully engages in misconduct, which is materially harmful to the interests of the Company or a Subsidiary, as may be determined by the Committee, in its sole discretion, or violates Section 14 or Section 15 of this Agreement, all rights of Grantee to the RSUs shall terminate.

4.Settlement of RSUs.

(A)General. Upon satisfaction of the Vesting requirements set forth in Sections 2 and/or 3 hereof, and as soon as administratively practicable following (but no later than thirty (30) days following) the Date of Vesting, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU.

(B)Other Payment Events for Vested RSUs. Notwithstanding Section 4(A), to the extent that prior to the Date of Vesting there are any Vested RSUs pursuant to Section 3 hereof, such Vested RSUs shall be settled prior to the date set forth under Section 4(A) as follows:

(i)Death. In the event of the death of the Grantee during the Restriction Period, the Company shall issue to Grantee’s proper beneficiaries one share of Common Stock free and clear of any restrictions for each Vested RSU within thirty (30) days of the date of Grantee’s death.

(ii)Disability. In the event that Grantee becomes “Disabled” during the Restriction Period, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU within thirty (30) days of the date on which Grantee becomes Disabled. “Disabled” shall mean that Grantee (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (y) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(iii)Change of Control. In the event of a Change of Control during the Restriction Period, Vested RSUs shall be settled in accordance with Section 12 of the Plan. Notwithstanding any provision of this Agreement or the Plan to the contrary, if Section 409A of the Code applies to the payment and Grantee experiences a termination of employment after the Change of Control resulting in Vested RSUs under Section 12 of the Plan, Grantee is entitled to receive settlement of any Vested RSUs under Section 12 of the Plan on the date that would have otherwise applied pursuant to Sections 4(A), 4(B)(i) or 4(B)(ii) as though such Change of Control had not occurred. Notwithstanding any provision of this Agreement or the Plan to the contrary and to the extent required to comply with Section 409A, if any Target RSU is Assumed, any outstanding Target RSUs which at the time of the Change of Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be not Assumed and will be payable in accordance with Section 12(b) of the Plan.

5.Dividend Equivalents; Other Rights. From and after the Date of Grant and until the earlier of (A) the time when the RSUs Vest and are settled in accordance with Section 4 hereof or (B) the time when Grantee’s rights to the RSUs are forfeited in accordance with Section 3 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, Grantee shall be entitled to a deferred cash payment equal to the value of the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) 200% of the Target RSUs; however, such dividend equivalents (if any) shall be paid in cash only, and shall not be paid unless and until the Restriction Period has lapsed, and shall be subject to such other applicable terms and conditions (including payment or forfeitability) as the RSUs on which the dividend equivalents were credited. In this regard, the right to any such dividend equivalent payment shall Vest at the same time as the RSUs to which they relate and shall be distributed to Grantee concurrently with the RSUs (and in proportion to the percentage of the RSUs that Vest and are to be paid in Common Stock in settlement of such RSUs), without regard to the number of shares of Common Stock withheld to pay any applicable withholding tax obligations. The obligations of the Company hereunder will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or cash, as the case may be, in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.

6.No Shareholder/Voting Rights. Grantee will not be a shareholder of record and shall have no voting rights with respect to shares of Common Stock underlying an RSU prior to the Company’s issuance of such shares following the Date of Vesting or the otherwise applicable settlement date.

7.Transferability. During the Restriction Period, Grantee shall not be permitted to sell, transfer, pledge, encumber, assign or dispose of the RSUs.

8.Withholding; Taxes. If the Company shall be required to withhold (including required to account to any tax authority for) any federal, state, local or foreign taxes or other amounts in connection with the RSUs or the underlying shares of Common Stock, the Company shall automatically and mandatorily withhold a number of shares of Common Stock issuable hereunder equal to the Grantee’s minimum statutory withholding tax obligation. Notwithstanding any other provision of this Agreement or the Plan, the Company shall not be obligated to guarantee any particular tax result for Grantee with respect to any payment provided to Grantee hereunder, and Grantee shall be responsible for any taxes imposed on Grantee with respect to any such payment.

9.No Right to Future Awards or Employment. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant and any related payments made to Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate Grantee’s employment or other service at any time.

10.Nature of Grant. Grantee acknowledges that (A) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and (B) in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of Grantee’s active employment by the Company or a Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee hereby releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs and this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

11.Severability. If any provision of this grant or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this grant and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

12.Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

13.Recapture/Recoupment Rights and Policies. Grantee acknowledges and agrees that the terms and conditions set forth in The Sherwin-Williams Company Executive Compensation Adjustment and Recapture Policy (“Policy”) are incorporated in this Agreement by reference. To the extent the Policy is applicable to Grantee, it creates additional rights for the Company with respect to Grantee’s RSUs. Notwithstanding any provisions in this Agreement to the contrary, any RSU granted under this Agreement will be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (A) any Company clawback or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and recovery of amounts relating thereto. By accepting this grant of RSUs, Grantee agrees and acknowledges that Grantee is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup the grant of RSUs or amount paid under this grant subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup this grant or amounts paid hereunder from a Grantees’ accounts, or pending or future compensation awards that may be made to Grantee.

14.Ownership and Protection of Intellectual Property and Confidential Information.

(A)All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Grantee, individually or in conjunction with others, during Grantee’s employment by the Company or any of its Subsidiaries, both before and after the Date of Grant (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its Subsidiaries (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information), and all writings or materials of any type embodying any of such items (collectively, “Work Product”), shall be the sole and exclusive property of the Company or a Subsidiary, as the case may be, and shall be treated as “work for hire.” It is recognized that the Grantee is an experienced executive in the business of the Company and its Subsidiaries and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Section 14.

(B)Grantee shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish, confirm and protect the Company’s and/or its Subsidiaries’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, the Grantee agrees to assist the Company, at the Company’s expense, to secure the Company’s and its Subsidiaries’ rights in the Work Product in any and all countries, including the execution by the Grantee of all applications and all other instruments and documents which the Company and/or its Subsidiaries shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its Subsidiaries the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Grantee’s mental or physical incapacity or for any other reason (including Grantee’s refusal to do so after request therefor is made by the Company) to secure Grantee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its Subsidiaries pursuant to Section 14(A) above, then the Grantee by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as Grantee’s agent and attorney-in-fact to act for and in Grantee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Grantee. The Grantee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this Section 14 in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its Subsidiaries.

(C)Grantee acknowledges that the businesses of the Company and its Subsidiaries are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its Subsidiaries use in their business to obtain a competitive advantage over their competitors. The Grantee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position. The Grantee acknowledges that by reason of the Grantee’s duties to, and association with, the Company and its Subsidiaries, the Grantee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its Subsidiaries. The Grantee hereby agrees that the Grantee will not, at any time during or after his or her employment by the Company or its Subsidiaries, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its Subsidiaries, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. The Grantee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Grantee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that the Grantee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its Subsidiaries an opportunity (which the Grantee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its Subsidiaries would not be considered confidential to the Company and its Subsidiaries.

(D)All written materials, records, and other documents made by, or coming into the possession of, the Grantee during the period of Grantee’s employment by the Company or its Subsidiaries which contain or disclose confidential business information or trade secrets of the Company or its Subsidiaries, or which relate to Grantee’s Work Product described in Section 14(A) above, shall be and remain the property of the Company, or its Subsidiaries, as the case may be. Upon termination of Grantee’s employment, for any reason, the Grantee promptly shall deliver the same, and all copies thereof, to the Company.

(E)Nothing in this Agreement shall prohibit or restrict the Grantee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Grantee does not need the prior authorization of the Company to engage in conduct protected by this Section 14, and the Grantee does not need to notify the Company that the Grantee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

15.Covenant Not to Compete.

(A)Grantee hereby agrees that during his or her employment with the Company or any of its Subsidiaries and for a period of two years following Grantee’s termination of employment with the Company and its Subsidiaries (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material shareholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its Subsidiaries engages in or is planning to engage in during the term of Grantee’s employment with the Company or any Subsidiary, including but not limited to, any business engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers (the “Business”). Such restriction shall cover Grantee’s activities anywhere in the contiguous United States.

(B)Grantee agrees that during the Non-Compete Period and for a one (1) year period thereafter, the Grantee will not, directly or indirectly, on behalf of Grantee or any other person or entity, solicit, induce or attempt to solicit or induce any person who is or was employed by, or in a contractor relationship with, the Company or its Subsidiaries within the one (1) year period immediately preceding the date of solicitation or inducement, to (i) interfere with the activities or businesses of the Company or any of its Subsidiaries, (ii) discontinue employment or contractor status with the Company or any of its Subsidiaries, or (iii) interfere with, alter or modify their employment or contractor relationship with the Company or any of its Subsidiaries. Grantee also agrees that during the Non-Compete Period and for a one (1) year period thereafter, the Grantee will not, on behalf of Grantee or any other person or entity, hire, attempt to hire, assist in any way with the hiring of, or otherwise employ or engage, or attempt to employ or engage, any person who is or was employed by or in a contractor relationship with the Company or its Subsidiaries within the one (1) year period immediately preceding the date of such hiring, assistance with hiring, employment or engagement.

(C)Grantee agrees that during the Non-Compete Period, the Grantee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its Subsidiaries to divert their business to any competitor of the Company or any of its Subsidiaries or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its Subsidiaries (including, without limitation, making any negative statements or communications about the Company and its Subsidiaries). During such Non-Compete Period, the Grantee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its Subsidiaries, prior to the Grantee’s termination of employment with the Company and its Subsidiaries, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its Subsidiaries, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its Subsidiaries.

(D)Grantee understands that the provisions of Section 14 and Section 15 hereof may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its Subsidiaries he or she nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any of its Subsidiaries; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder is sufficient to compensate the Grantee for the restrictions contained in Section 14 and Section 15 hereof. In consideration of the foregoing and in light of the Grantee’s education, skills and abilities, the Grantee agrees that he or she will not assert that, and it should not be considered that, any provisions of Section 14 and Section 15 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(E)If, at the time of enforcement of Section 14 or Section 15 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Grantee acknowledges that he or she is a member of the Company’s and its Subsidiaries’ management group with access to the Company’s and its Subsidiaries’ confidential business information and his or her services are unique to the Company and its Subsidiaries. The Grantee therefore agrees that the remedy at law for any breach by him or her of any of the covenants and agreements set forth in Section 14 or Section 15 hereof will be inadequate and that in the event of any such breach, the Company and its Subsidiaries may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Grantee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by the Grantee of this Section 15, the Non-Compete Period set forth herein shall be tolled until such breach or violation has been cured.

(F)Each of the covenants of Section 14 and Section 15 hereof are given by the Grantee as part of the consideration for the RSUs granted hereunder and as an inducement to the Company to grant such RSUs and accept the obligations thereunder.

16.Data Privacy. Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, Grantee’s employer (“Employer”) and the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Employer and the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about Grantee: Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (collectively, the “Data”). Grantee understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, including Fidelity Stock Plan Service LLC, that these recipients may be located in Grantee’s country or elsewhere (including countries outside of the European Union or the European Economic Area, such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than those that apply in Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares acquired upon vesting or earning of the RSUs. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan and in accordance with local law. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee hereby understands that Grantee may contact his or her local human resources representative.

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Compliance with Section 409A of the Code. The award covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any other provision of this Agreement or the Plan to the contrary, if the award is subject to the provisions of Section 409A (and not exempted therefrom), the provisions of this Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Grantee agrees that the Company may, without the consent of Grantee, modify the Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of Grantee’s separation from service (within the meaning of Section 409A of the Code), (A) Grantee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six-month period. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with Section 409A, and Grantee recognizes and acknowledges that Section 409A could potentially impose upon Grantee certain taxes and/or interest charges for which Participant is and shall remain solely responsible.

19.Construction. This Agreement is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

20.Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to this Agreement shall be subject to compliance by Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which Company’s stock may be listed for trading at the time of such issuance.

21.Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and permitted assigns.

22.Notice. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate office. Except to the extent electronic notice is authorized hereunder, any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at Grantee’s most recent address set forth in the Company’s records. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage, prepaid and properly addressed to the party to be notified.

Exhibit A
Cumulative Earnings Per Share shall be equal to the sum of the Earnings Per Share (“EPS”) for each fiscal year of the Company during the Measurement Period.
Example:

Year 1 EPS	$[____]
Year 2 EPS	$[____]
Year 3 EPS	$[____]
Cumulative EPS	$[____]

Cumulative EPS = $[_____]

Exhibit B

Average Annual Return On Net Assets Employed shall be equal to the sum of the Return On Net Assets Employed (“RONAE”) for each fiscal year of the Company during the Measurement Period divided by three.

Example:

Year 1 RONAE	[_____]%
Year 2 RONAE	[_____]%
Year 3 RONAE	[_____]%
Average Annual RONAE	[_____]%

Average Annual RONAE = [_____]%